                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                        INCLUDING THE ASSOCIATED RIGHTS
                                       TO
             PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                        STERIGENICS INTERNATIONAL, INC.
                                       AT
                              $27.00 NET PER SHARE
                                       BY
                             IBA ACQUISITION CORP.,
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                           ION BEAM APPLICATIONS S.A.
-------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 15, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS
  EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF COMMON STOCK, TOGETHER WITH THE ASSOCIATED RIGHTS TO PURCHASE SHARES OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK, WHICH, WHEN COMBINED WITH THE SHARES ALREADY OWNED BY PARENT, PURCHASER AND THEIR AFFILIATES, CONSTITUTES A MAJORITY OF THE TOTAL NUMBER OF SHARES OF STERIGENICS INTERNATIONAL, INC., (THE "COMPANY") OUTSTANDING ON A DILUTED BASIS (INCLUDING FOR PURPOSES OF SUCH CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED AND UNVESTED STOCK OPTIONS, AND CONVERSION OF CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES) AND (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender Shares (as defined herein) should either
(1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure For Accepting The Offer And Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply on a timely basis with the procedures for book-entry transfer described in this Offer to Purchase, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure For Accepting The Offer And Tendering Shares."

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                           --------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                               New York, NY 10167
                         Call toll free (888) 293-1889

              The date of this Offer to Purchase is June 17, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1

THE TENDER OFFER...........................................................................................

   1. TERMS OF THE OFFER; EXPIRATION DATE..................................................................

   2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES...............................................

   3. WITHDRAWAL RIGHTS....................................................................................

   4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES........................................................

   5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................................................

   6. PRICE RANGE OF THE SHARES............................................................................

   7. CERTAIN INFORMATION CONCERNING THE COMPANY...........................................................

   8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT..................................................

   9. SOURCE AND AMOUNT OF FUNDS...........................................................................

  10. CERTAIN TRANSACTIONS BETWEEN IBA AND THE COMPANY.....................................................

  11.CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER.....................................

  12.PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDERS' AGREEMENT...............................

  13. DIVIDENDS AND DISTRIBUTIONS..........................................................................

  14.EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ NATIONAL MARKET AND EXCHANGE ACT REGISTRATION...

  15.CERTAIN CONDITIONS OF THE OFFER.......................................................................

  16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS..........................................................

  17. FEES AND EXPENSES....................................................................................

  18. MISCELLANEOUS........................................................................................

SCHEDULE I.................................................................................................          14

ANNEX A....................................................................................................          14

To the Holders of Common Stock of SteriGenics International, Inc.:

                                  INTRODUCTION

    IBA Acquisition Corp., a Delaware corporation ("Purchaser"), which is a wholly-owned, indirect subsidiary of Ion Beam Applications s.a., a Belgian corporation ("IBA" or "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Rights" and, together with the Common Stock, the "Shares"), of SteriGenics International, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $27.00 per Share (the "Offer Price"), net to the tendering stockholder in cash.

    The Offer is being made pursuant to a Merger Agreement dated as of June 10, 1999 (the "Merger Agreement"), by and among the Company, Parent, Ion Beam Applications G.P., a Delaware general partnership which owns all of the outstanding capital stock of Purchaser and of which IBA is the controlling general partner ("IBA GP") and Purchaser. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (the "Consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by Parent, Purchaser, or any of the subsidiaries of Parent (collectively, "Parent Companies") or shares held by any subsidiaries of the Company will be converted into and represent the right to receive $27.00 in cash without interest (the "Offer Price"). See "THE TENDER OFFER--11. Contacts With The Company; Background Of The Offer And The Merger."

    Concurrently with the execution of the Merger Agreement, seven stockholders (the "Selling Stockholders") entered into a Stockholders' Agreement, dated as of June 10, 1999, with Parent, IBA GP and Purchaser (the "Stockholders' Agreement"). The Selling Stockholders beneficially own 2,494,312 shares of Common Stock representing 31.16% of the total outstanding Shares (excluding options) or 27.15% of the total outstanding Shares calculated on a diluted basis. Pursuant to the Stockholders' Agreement, the Selling Stockholders have agreed, among other things, to validly tender pursuant to the Offer and not withdraw unless and until the Merger Agreement is terminated in accordance with its terms without the Shares being purchased in the Offer all Shares that are owned of record or beneficially by such Selling Stockholders and vote such Shares in favor of the Merger, in each case upon the terms and subject to conditions and limitations set forth in the Stockholders' Agreement. The Stockholders' Agreement is more fully described below. See "THE TENDER OFFER--12. Purpose Of The Offering; The Merger Agreement; The Stockholders' Agreement."

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. ACCORDINGLY, SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL") (WHICH RESTRICTS THE ABILITY OF AN "INTERESTED STOCKHOLDER" FROM ENGAGING IN A "BUSINESS COMBINATION" WITH A DELAWARE CORPORATION FOR A PERIOD OF THREE YEARS FOLLOWING THE DATE ON WHICH SUCH STOCKHOLDER BECAME AN "INTERESTED STOCKHOLDER") IS

INAPPLICABLE TO THE OFFER, THE MERGER AGREEMENT AND THE STOCKHOLDERS' AGREEMENT. SEE "THE TENDER OFFER--16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS."

    PAINEWEBBER INCORPORATED AND TM CAPITAL CORP., FINANCIAL ADVISORS TO THE COMPANY, HAVE DELIVERED WRITTEN OPINIONS TO THE COMPANY'S BOARD OF DIRECTORS DATED JUNE 10, 1999 (THE "OPINIONS"), TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. THE FULL TEXT OF THE OPINIONS WILL BE ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS REQUIRED TO BE MAILED TO STOCKHOLDERS OF THE COMPANY ON OR BEFORE JUNE 30, 1999. STOCKHOLDERS ARE URGED TO READ SUCH OPINIONS CAREFULLY AND IN THEIR ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF PAINEWEBBER INCORPORATED AND TM CAPITAL CORP.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, IBA AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, THAT NUMBER OF SHARES WHICH, WHEN COMBINED WITH THE SHARES HELD BY PARENT, PURCHASER AND ALL OF THEIR AFFILIATES, REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A DILUTED BASIS (INCLUDING FOR PURPOSES OF SUCH CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED AND UNVESTED STOCK OPTIONS AND CONVERSION OF CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHACE OR ACQUIRE SHARES) (THE "MINIMUM CONDITION") AND (II) RECEIPT BY PURCHASER, IBA GP, IBA AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS. SEE "THE TENDER OFFER--15. CERTAIN CONDITIONS OF THE OFFER."

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION, IF NECESSARY, WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE AS AMENDED (THE "EXCHANGE ACT").

    The Offer will expire at Midnight, New York City time, on Thursday, July 15, 1999, unless extended.

    Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of IBJ Whitehall Bank and Trust Company, as depositary (in such capacity, the "Depositary"), Bear, Stearns & Co. Inc., as dealer manager (in such capacity, the "Dealer Manager"), and MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--17. Fees and Expenses."

    Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company if such approval is required by applicable law. If the Minimum Condition is satisfied, Purchaser and Parent together will have sufficient voting power to approve and adopt the Merger Agreement and the Merger at a stockholders' meeting without the vote of any other stockholder of the Company. Under the Delaware General Corporation Law (the "DGCL"), if, after consummation of the Offer, Purchaser owns at least 90% of the then outstanding Shares, Purchaser and Parent will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Purchaser owns less that 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger.

    The Company has informed IBA that as of May 31, 1999, there were 8,005,802 Shares issued and outstanding and 1,182,210 Shares reserved for issuance upon the exercise of outstanding Company stock options. As of the date hereof, Parent and its affiliates beneficially own 3,245,612 Shares, taking into account the 751,300 Shares owned by Parent and the 2,494,312 Shares which are the subject of the proxy and option granted to Parent under the Stockholders' Agreement. Based on the foregoing, and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to such options and rights referred to above), if Purchaser were to acquire 3,842,707 Shares pursuant to the Offer (including the Shares that, pursuant to the Stockholders' Agreement, are required to be tendered in response to the Offer), the Purchaser and the Parent together would own a majority of the Shares outstanding on a diluted basis and the Minimum Condition would be satisfied.

    The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Purchaser takes no responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, IBA, IBA GP, Belgabeam SCRL and Purchaser was supplied by Parent. The Company takes no responsibility for the completeness or accuracy of such information.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--18. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

    Unless the context indicates otherwise, references herein to Parent shall include IBA and all of its subsidiaries including Purchaser.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." The term "Expiration Date" shall mean Midnight, New York City time, on Thursday, July 15, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The offer is subject to certain conditions set forth in "THE TENDER OFFER--15. Certain Conditions of the Offer," including satisfaction of the Minimum Condition and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied prior to the expiration of the Offer, Purchaser may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders,
(ii) extend the Offer and, subject to withdrawal rights as set forth in "THE TENDER OFFER--3. Withdrawal Rights," retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition (other than the Minimum Condition) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or (iv) delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

    Pursuant to the Merger Agreement, Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not
(i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares required to satisfy the Minimum Condition, (iv) reduce the maximum number of Shares to be purchased in the Offer, (v) add conditions to the Offer in addition to those set forth in Article 7 of the Merger Agreement, (vi) otherwise modify or amend those conditions in a manner that is materially adverse to the holders of the Shares, or (vii) extend the Expiration Date beyond September 30, 1999 (except to the extent required to comply with any rule, regulation or interpretation of the Commission or to satisfy the conditions to the Offer).

    Subject to the terms and conditions of the Merger Agreement, Purchaser may, without the consent of the Company's Board of Directors, from time to time extend the Expiration Date. Purchaser confirms that its right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer.

    Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition to completion of the Offer. During any such extension all Shares previously tendered and not properly withdrawn will remain subject to such extension and to the Offer, subject further to the right of a tendering stockholder to withdraw such stockholder's Shares. Parent may not terminate the Merger Agreement due to a failure to obtain clearance under the HSR Act until December 31, 1999; provided, however at any time after March 31, 2000, the Company may terminate the Merger Agreement due to a failure to obtain clearance under the HSR Act. In the event that Purchaser waives any of the conditions set forth in this Offer to Purchase under the caption "THE TENDER OFFER--15. Certain Conditions Of The Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

    If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." However, as described above, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Such rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business-day period is generally required to allow for adequate dissemination to stockholders and for investor response.

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    The Company has provided Purchaser with the Company's stockholder list, a non-objecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

VALID TENDER OF SHARES

    For a stockholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates ("Share Certificates") for tendered Shares must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

BOOK-ENTRY TRANSFERS

    The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility system to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at any Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES

    No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal, or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

       (a) such tender is made by or through an Eligible Institution;

       (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

       (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which securities are traded on the Nasdaq National Market.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

DETERMINATION OF VALIDITY

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of Purchaser, IBA, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

OTHER REQUIREMENTS

    By executing the Letter of Transmittal as set forth herein, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 10, 1999), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

BACKUP FEDERAL INCOME TAX WITHHOLDING

    To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals and entities) tendering Shares in the offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders (other than stockholders providing Form W-8) tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. See Instruction 10 to the Letter of Transmittal. A stockholder who does not furnish its TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

3. WITHDRAWAL RIGHTS

    Shares tendered may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after Sunday, August 15, 1999 if they have not been accepted for payment as provided in this Offer to Purchase.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 above, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

    Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the Expiration Date, Purchaser will accept for payment, and will pay for, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 3 above. All questions as to the satisfaction of such terms and conditions will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. See "THE TENDER OFFER--1. Terms Of The Offering; Expiration Date" and "THE TENDER OFFER--15. Certain Conditions Of The Offer." Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES

TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The summary of federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for federal tax purposes, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See Section 2.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

6. PRICE RANGE OF THE SHARES

    The Shares are traded on the Nasdaq National Market under the symbol "STER." The Shares began trading on the Nasdaq National Market on August 13, 1997. The following table sets forth, for the periods indicated, the high and low closing sales prices per share as reported on the Nasdaq National Market according to published sources:

                                                                                                 CLOSING SALES PRICES
                                                                                                 --------------------
                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
Fiscal Year ended March 31, 1998:
  Second Quarter ended September, 30, 1997.....................................................  $   17.88  $   12.00
  Third Quarter ended December 31, 1997........................................................  $   23.00  $   16.13
  Fourth Quarter ended March 31, 1998..........................................................  $   22.00  $   16.50

Fiscal Year ended March 31, 1999:

  First Quarter ended June 30, 1998............................................................  $   26.25  $   19.63
  Second Quarter ended September 30, 1998......................................................  $   27.38  $   16.63
  Third Quarter ended December 31, 1998........................................................  $   26.50  $   19.25
  Fourth Quarter ended March 31, 1999..........................................................  $   25.25  $    9.50

    On June 10, 1999, the last full day of trading prior to the date of the first public announcement of Purchaser's intention to commence the Offer, the last reported sale price of the Common Stock on the Nasdaq National Market was $19.50 per share. On June 16, 1999, the last full day of trading before the commencement of the Offer, according to published sources, the last reported sale price of the Common Stock on the Nasdaq National Market was $25.1825 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

GENERAL

    The Company is a Delaware corporation with its principal offices located at 4020 Clipper Court, Fremont, California 94538.

    The following information concerning the Company has been taken from or based on publicly available documents on file with the Commission, other publicly available information and information provided by the Company. Although neither Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    The Company is a provider of high-quality contract irradiation and sterilization service using primarily gamma technology. The Company has 20 years of experience in the design and development of gamma irradiation facilities and equipment. In addition to its MEDICAL STERILIZATION DIVISION, serving the healthcare products market, the Company also maintains an ADVANCED APPLICATIONS DIVISION, providing microbial reduction and materials processing services to a variety of markets such as spices, herbs, botanicals, cosmetics, fresh foods, nutraceuticals, food and beverage packaging, semiconductor devices, gemstones and industrial materials. The Company is expanding its network of irradiation facilities both domestically and internationally. Upon completion of the Company's Thailand complex and its gamma plants under construction in the United States, the Company will operate a total of 18 irradiation processing facilities worldwide.

AVAILABLE INFORMATION

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their compensation, stock options granted to them and shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains Company reports, proxy statements and other information, all of which may be printed out via computer with no fees charged. In addition, such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

SUMMARY FINANCIAL INFORMATION

    The following table sets forth certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (the latest Form 10-K on file for the Company with the Commission) and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 (the latest Form 10-Q on file for the Company with the Commission). More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. Neither Parent nor Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                          THE COMPANY AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                                  YEAR ENDED MARCH 31,            DECEMBER 31,
                                                             -------------------------------  --------------------
                                                               1998       1997       1996       1998       1997
                                                             ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...................................................  $  46,955  $  37,668  $  30,241  $  40,798  $  33,871
Cost of revenues...........................................     24,231     20,245     16,978     20,660     18,019
                                                             ---------  ---------  ---------  ---------  ---------
                                                                22,724     17,243     13,263     20,138     15,852
Costs and expenses:
  General and administrative...............................      7,850      6,345      5,213      6,511      5,048
  Marketing and selling....................................      3,497      2,482      1,761      2,935      2,533
  Research, development and engineering....................      1,229      1,381        890        953        914
                                                             ---------  ---------  ---------  ---------  ---------
                                                                12,576     10,208      7,864     10,399      8,495
                                                             ---------  ---------  ---------  ---------  ---------
Income from operations.....................................     10,148      7,035      5,399      9,739      7,357
Other income (expense):
  Interest income..........................................        835        343        114      1,394        540
  Interest expense.........................................     (2,316)    (2,179)    (1,960)    (1,693)    (1,908)
  Write-down of investments in joint ventures..............         --         --         --         --         --
  Other income.............................................         47        115         47         77         32
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) before provision for income taxes, equity in
  joint ventures and discontinued operations...............      8,714      5,314      3,600      9,517      6,021
Provision for income taxes.................................      3,408      2,099      1,448      3,746      2,356
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) before equity in joint ventures and
  discounted operations....................................      5,306      3,215      2,152         --         --
Equity in net loss of joint ventures.......................         --         --         --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations...................      5,306      3,215      2,152         --         --
Discontinued operations:
  Income (loss) from discontinued operations...............         --         --         --         --         --
  Loss on disposition of discontinued operations...........         --         --         --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................................  $   5,306  $   3,215  $   2,152  $   5,771  $   3,665
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Pro forma basic net income per share (1)...................  $    0.86  $    0.66  $      --  $      --  $    0.63
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Basic net income per share.................................         --         --         --  $    0.74         --
                                                             ---------  ---------  ---------  ---------  ---------
Shares used in computing pro forma basic net income per
  share (1)................................................      6,181      4,861  $      --  $      --      5,846
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Diluted net income per share (1)...........................  $    0.79  $    0.62  $      --  $    0.69  $    0.58
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Shares used in computing diluted net income per share
  (1)......................................................      6,711      5,165  $      --      8,360      6,350
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................  $  12,660  $   1,957  $   9,906  $  33,641  $  22,183
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Working capital (deficit)..................................     29,785     (3,047)     3,329         --         --
    Total assets...........................................    130,675     91,667     84,729    134,974    121,486
    Total liabilities......................................     60,984     59,187     55,464     57,740     63,329
Redeemable preferred stock.................................         --      1,500      1,500         --         --
Stockholders' equity.......................................     69,691     30,980     27,765     77,054     58,157

(1) Basic net income per share is computed using the weighted average number of shares outstanding during the period, except as noted in the notes to Consolidated Financial Statements contained in the Company's publicly filed quarterly and annual reports. Pro forma basic net income per share is calculated as for basic net income per share, but assumes conversion of all convertible preferred stock, which converted automatically in the initial public offering, even if antidilutive. Diluted net income per share includes potential common shares when dilutive, from stock options (using the treasury stock method) and from convertible preferred stock (using the converted method).

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

GENERAL

    IBA is a world leader in the design and manufacture of particle accelerators for the medical and industrial sectors. Since its creation in 1986, IBA has designed approximately ten types of high performance accelerators which are the standard in their respective markets. Several units of each model are either in operation or being installed in seventeen countries on four continents. IBA's products are used in research, medicine and industry. The principal executive offices of IBA are located at Chemis du Cyclotron 3, B-1348 Louvain-la-Neuve, Belgium.

    The Purchaser, a Delaware corporation, was recently incorporated for the purpose of making the Offer for the Shares of the Company. Purchaser has not conducted any other business. The principal executive offices of Purchaser are located at Chemin du Cyclotron, 3, B-1348 Louvain-la-Neuve, Belgium. All outstanding shares of common stock of Purchaser are directly owned by IBA GP.

    IBA GP, a Delaware general partnership, the controlling general partner of which is Parent, was formed to hold the shares of all of the U.S. operating subsidiaries of Parent, including Purchaser. Belgabeam SCRL, the largest single shareholder of Parent, is a Belgian corporation owned primarily by employees of Parent. It has its principal business and address at Chemin du Cyclotron, 3, B-1348 Louvain-la-Neuve, Belgium.

    The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of Purchaser, Parent and Belgabeam SCRL and the directors and officers of the partners of IBA GP, as well as the name, principal business and address of the corporation or other organization in which such present occupation or employment is carried on are set forth in Schedule I hereto.

    Parent's shares have been quoted on the First Market of the Brussels Stock Exchange since June 22, 1998 and in March 1999 the Parent's share listing was transferred from the Brussels Stock Exchange's double-fixing market to the continuous quote market, where quotes are made without interruption. As on June 14, 1999, the Parent's common stock was traded at approximately U.S.$61.50 per share.

    On December 22, 1998, Parent purchased Mediflash Holding AB, a Swedish group whose major subsidiaries are Scanditronix Medical AB ("Scanditronix") and Scandiflash. Scanditronix manufactures a large number of products which are complementary to those manufactured by Parent, such as electron-beam systems for on-line sterilizations, high-end conventional radiotherapy systems and dosimetry systems used for the measurement of doses given in radiotherapy. Scandiflash carries out mechanical services, and manufactures and markets industrial X-ray imaging systems.

    On May 10, 1999 Parent acquired Radiation Dynamics Inc, a wholly-owned subsidiary of Sumitomo Heavy Industries, which is a well-established company in the field of high-power low-energy e-beam accelerators used for heat shrinking and polymer modification applications in the wire, cable, tubing, tire, film and foam industries.

    On May 15, 1999, Parent acquired Griffith Micro Science International, Inc. ("GMS"), a world leader in medical device sterilization. GMS is headquartered in Oak Brook, Illinois and is active in carrying out sterilization management on behalf of other companies. GMS employs approximately 460 people and has a global presence with 19 sterilization centers located in the United States, Canada, Mexico, Belgium, France, United Kingdom, The Netherlands and Germany. These centers offer sterilization management services largely to medical device manufacturers and also provide laboratory, consultancy management and logistical services. GMS has been active for 60 years, mainly utilizing sterilization by ethylene oxide, which is one of the two major medical sterilization markets. Markets are differentiated by the kind of technology used for such sterilization: treatment by ethylene oxide ("EtO"), and by two forms of radiation: cobalt irradiation and, more recently electron beams/X-rays.

FINANCIAL INFORMATION FOR PARENT

    Parent is exempt from the informational filing requirements of the Exchange Act. Parent is listed and files financial and other information pursuant to the requirements of the Brussels Stock Exchange. In May 1999 Parent completed three acquisitions of privately-held U.S. corporations, and as a result of such acquisitions, Parent's operations have significantly expanded. Accordingly, Parent believes that its audited financial statements dated as of December 31, 1998, prepared in accordance with Belgian GAAP and filed with the Brussels Stock Exchange, would not accurately reflect Parent's current consolidated financial position. Moreover, because Parent has received a firm loan committment for the funds necessary to pay for the Shares and the related fees, and expenses of the Offer, Parent believes that information about its financial condition is not material to a decision by a stockholder of the Company whether to sell, transfer or hold any Shares.

    Parent has not been required to prepare, and has not prepared, consolidated financial statements reflecting the financial performance of the corporations acquired, combined with its own performance.

INTEREST IN SHARES; CONTRACTS AND RELATIONSHIPS WITH RESPECT TO COMPANY
  SECURITIES.

    As of June 10, 1999, Parent may be deemed to beneficially own in the aggregate 3,245,612 Shares, representing approximately 40.54% of the outstanding Shares as at May 31, 1999. Of the 3,245,612 Shares beneficially owned by Parent, Parent possesses the sole power to dispose of, direct the disposition of and vote 751,300 Shares (which Parent acquired in open market purchases in March
1999), and possesses the shared power (with the Selling Stockholders) to dispose of, direct the disposition of and vote 2,494,312 Shares. Belgabeam's beneficial ownership is indirect through Parent. Parent acquired 751,300 Shares in the the following open market transactions:

              NO. OF       PRICE PER
  DATE        SHARES         SHARE                        WHERE/HOW EFFECTED
---------  ------------  --------------  ----------------------------------------------------
3/9/99         330,000    $      10.25                   Open Market Purchase
3/11/99        204,600    $  10.212688                   Open Market Purchase
3/12/99        133,400    $    11.1475                   Open Market Purchase
3/15/99          3,000    $    11.3125                   Open Market Purchase
3/18/99         45,500    $    11.4945                   Open Market Purchase
3/19/99         34,800    $      11.50                   Open Market Purchase

    Except as described in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares. Except as described in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty (60) days. Philippe Janssens de Varebeke, who since June 16, 1999 is no longer a member of the Board of Directors of Parent made the following open market purchases of Common Stock of the Company on the following dates: 2,000 shares on April 12, 1999 at a price of $10.25 per share; 7,800 on June 1, 1999 at a price of $16.32 per share and 2,300 shares on June 2, 1999 at a price of $17.62 per share.

    Except as described elsewhere in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

9.  SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger (including the cash out of stock options as described in Section 12) and to pay related fees and expenses is estimated to be approximately $220 million. The required funds will be provided to Purchaser by Parent, indirectly via IBA GP through loans, advances or capital contributions.

    Such funds are expected to be made available pursuant to a $220 million loan facility (the "Facility") between the Parent and Bank Brussels Lambert S.A. (the "Lender"). The Parent has received a commitment letter from the Lender whereby the Lender agreed that it will provide the Facility. A copy of this letter has been filed with the Commission as Exhibit (b) to the Schedule 14D-1. Such borrowings will be secured by Parent's pledge of certain accounts maintained by Parent with the Lender and the 751,300 Shares currently owned by Parent and any Shares acquired pursuant to the Offer and will be available for drawdown, in one advance, at any time to and including December 31, 1999. The loan will be repayable in full on June 30, 2000, and will bear interest, payable monthly, at the rate equal to the relevant one-month London Interbank Offered Rate plus 1.00% per annum. The Facility will include other provisions customary for this type of facility. Parent has not yet determined its plans for refinancing the borrowings under the Facility.

    Neither the Offer nor the Merger are conditioned upon Purchaser or Parent obtaining financing.

10. CERTAIN TRANSACTIONS BETWEEN IBA AND THE COMPANY

    In December 1998, the Company purchased irradiation equipment from Parent valued at between $3 million and $5 million.

    Except as set forth in this Offer to Purchase, since April 1, 1996, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since April 1, 1996 there have been no contacts, negotiations or transactions between any of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

    On October 28, 1998, James F. Clouser, Chief Executive Officer of the Company and Pierre Mottet, Chief Executive Officer of Parent met in Phoenix, Arizona to discuss various subjects, including the possible purchase of equipment from the Parent by the Company. They also generally discussed the possibility of combining the Parent and the Company.

    In December 1998 the Company entered into an agreement to purchase certain irradiation equipment from the Parent.

    On January 7, 1999, IBA retained Bear, Stearns International Limited ("Bear Stearns") as exclusive financial advisor. Bear Stearns and IBA subsequently conducted a review of IBA's strategy including, among other things, a review of potential acquisitions. The Company had previously retained PaineWebber Incorporated ("PaineWebber") and TM Capital Corporation ("TM Capital") as financial advisors in connection with evaluating potential Strategic Transactions.

    On January 25, 1999, Mr. Clouser, and Mr. Mottet and Yves Jongen the President of the Parent met in Hayward, California and had preliminary discussions concerning a potential acquisition of the Company by the Parent. On February 2, 1999, the Company provided Parent with a non-disclosure and stand still agreement. In the course of those discussions Mr. Clouser indicated that the Company might be willing to consult in a sale of the Company and suggested a valuation in excess of $30 per share.

    On March 5, 1999, Mr. Mottet informed Mr. Clouser that the parent did not wish to pursue an acquisition of the Company and did not sign the non-disclosure agreement.

    During February 1999, Mr. Mottet and Mr. Clouser also exchanged e-mails regarding potential synergies in the business.

    In early March 1999, following a significant decline in the trading price of the Company's shares of Common Stock, Parent purchased in the open market 751,300 shares of the Company's Common Stock, which represents approximately 9.4% of the currently outstanding Shares.

    On March 17, 1999, Mr. Mottet contacted Mr. Clouser, who was then at a business meeting in Australia, to discuss Parent's recent acquisition of its stock of the Company. Mr. Mottet confirmed to Mr. Clouser that, though Parent had previously evaluated a potential acquisition of the Company, Parent's recent stake in the Company was acquired for investment purposes and that there were no plans to increase Parent's stake in the Company.

    On April 15, 1999, Parent signed a definitive agreement to acquire all of the outstanding capital stock of Griffith Micro Sciences International, a Chicago-based Eto sterilization services company.

    On April 16, 1999, Parent issued a press release announcing the signing of the agreement to acquire Griffin Micro Sciences International.

    On April 20, 1999, Mr. Clouser contacted Mr. Mottet to advise him that, following the announcement of Parent's definitive agreement to acquire Griffith Micro Sciences, a number of parties had approached the Company and that the willingness of the Company to consider these approaches might eventually lead to a potential sale.

    On April 20, 1999, PaineWebber Incorporated contacted Bear Stearns and confirmed that the Company would be interested in pursuing a potential business combination with the Parent.

    On May 13, 1999, Mr. Mottet met with Mr. Clouser in Washington, D.C. and advised Mr. Clouser that the Parent was interested in conducting a preliminary evaluation of a potential acquisition of the Company by Parent. Subsequent discussions took place between Parent, the Company and their financial advisors, which led to the execution on May 17, 1999 of a non-disclosure agreement (the "Confidentiality Agreement").

    From May 20 to May 23, 1999, associates of Parent's legal counsel, Dorsey & Whitney LLP, conducted preliminary due diligence of the Company at the law offices of Gunderson, Dettmer, Stough, Villeneuve, Franklin & Hachigian, LLP ("Gunderson, Dettmer") the Company's legal counsel. The due diligence consisted mainly of the review of publicly available documents.

    On May 26, 1999, Mr. Clouser and Mr. Mottet, Bear Stearns, PaineWebber and TM Capital met in New York. On this occasion, the Company made available to Parent certain confidential non-public information. Parent performed a limited due diligence investigation of the Company through discussions with Mr. Clouser and the Company's financial advisors about the business and financial condition of the Company.

    On May 28, 1999, PaineWebber contacted Bear Stearns and indicated that the Company would not consider a possible sale of the Company unless the price was in excess of $25 per share.

    On June 2, 1999, Mr. Mottet informed Mr. Clouser of Parent's willingness to pursue acquisition negotiations at a price of $25.00 per share. Mr. Clouser informed Mr. Mottet that the price was below what had been indicated by another potential bidder. Mr. Clouser and Mr. Mottet discussed having a meeting in New York on June 9, 1999 but Mr. Clouser asked Mr. Mottet to consider increasing his price.

    On June 3, 1999 Bear, Stearns had conversations with PaineWebber to discuss the process for beginning negotiations. On June 4, 1999 Mr. Mottet called to inform Mr. Clouser that the Parent would be willing to pursue negotiations based on the price of $27.00 per share assuming that the negotiations could proceed quickly. Mr. Mottet also informed Mr. Clouser that Parent would be willing to pursue such negotiations only if the Selling Stockholders were willing to execute an agreement with Parent which gave Parent an option to purchase the shares owned by the Selling Stockholders. On the same day Bear Stearns contacted PaineWebber to confirm the $27 per share price and request an exclusive negotiating period. PaineWebber rejected any negotiating exclusivity. Based on these conversations, it was agreed that negotiations could start in New York on June 7, 1999.

    On June 5, 1999, Mr. Mottet informed Mr. Clouser that the $27 per share offer would be rescinded if negotiations were not accelerated.

    On June 5, 1999, Mr. Clouser agreed to provide initial comments on the documents on June 6 and to meet in New York on the evening of June 7, 1999 to commence negotiations. Later that day counsel for the Parent delivered initial drafts of the Merger Agreement and the Stockholders' Agreement to counsel for the Company.

    On June 6, 1999 counsel for the companys' provided initial comments in the documents to counsel for the Parent. On June 7, 1999, counsel for the Company provided detailed comments on the Merger Agreement draft.

    On June 8, 1999, Parent's Board of Directors approved the proposal to acquire the Company at a purchase price of $27.00 per share and negotiations of the Merger Agreement and Stockholders' Agreement were initiated. The Company, its counsel and financial advisors met with Parent, its counsel and financial advisors to negotiate the Merger Agreement at various times on June 8, 9 and 10.

    On June 9 and June 10, 1999, counsel for Parent conducted further due diligence of the Company at the offices of counsel for the Company.

    On June 9, 1999, Mr. Clouser advised Mr. Mottet that the Company had received a higher bid and requested that the Parent increase its bid. Mr. Mottet declined to increase the Parent's offer price and sought to accelerate execution of the Merger Agreement and Stockholders' Agreement. PaineWebber and S G Cowen Securities Corporation, which had also been retained as a financial advisor to the Company contacted Bear Stearns to seek an increase in the Parent's offer price and to terminate any further due diligence of the Company by the Parent.

    On June 10, 1999, prior to a special meeting of Company's board of directors, Mr. Clouser once again contacted Mr. Mottet to seek an increase the offer price. Once again Mr. Mottet declined.

    On June 10, 1999, Bear Stearns and Arthur Andersen performed limited due diligence on behalf of the Parent, meeting with members of the Company's management and PaineWebber at the offices of counsel for the Company.

    The Company has informed Parent that on June 10, 1999, the Company's Board of Directors held a special meeting to consider and evaluate Parent's proposed offer and the Merger Agreement as well as a competing offer. The Company's Board of Directors approved Parent's proposal to acquire the Company at a purchase price of $27.00 per share as well as the Merger Agreement.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDERS' AGREEMENT

PURPOSE AND STRUCTURE

    The purpose of the Offer is for IBA to acquire the entire equity interest in the Company not held by IBA or its affiliates. The purpose of the Merger is for IBA to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, Purchaser, an indirect wholly-owned subsidiary of IBA, will merge with and into the Company. The acquisition of equity in the Company has been structured as a cash tender offer followed by a merger in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's public stockholders to IBA and to provide them with cash for all of their Shares. In the Merger, each outstanding Share (except for Shares owned by IBA, Purchaser or any subsidiary of IBA, Purchaser or the Company) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

    Under the DGCL, the approval of the Board of the Company and, under certain circumstances, the affirmative vote of the holders of the majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. If Purchaser acquires a number of shares sufficient to satisfy the Minimum Condition, Purchaser and Parent together will have sufficient voting power to approve and adopt the Merger Agreement and the Merger at a stockholders' meeting without the vote of any other stockholder of the Company.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required under the DGCL.

PLANS FOR THE COMPANY

    Except as described in this Offer to Purchase, the Parent and the Purchaser have no present plan or proposals, that would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries or any internal changes in the Company's corporate structure or business or any change in its present Board of Directors or management.

THE MERGER AGREEMENT

    The following description of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as an exhibit to the Schedule 14D-1.

    THE OFFER. The Merger Agreement provides for the making of the Offer by Purchaser for the purchase of the Shares. Purchaser's obligation to accept the Shares tendered to it shall be subject to the satisfaction of certain conditions (see "THE TENDER OFFER--15. Certain Conditions of the Offer"), as provided in the Merger Agreement. Purchaser may waive any condition to the Offer, increase the Merger Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing; Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares required to satisfy the Minimum Condition, (iv) reduce the maximum number of Shares to be purchased in the Offer, (v) add conditions to the Offer in addition to those set forth in Article 7 of the Merger Agreement, (vi) otherwise modify or amend those conditions in a manner that is materially adverse to the holders of the Shares, or (vii) extend the Expiration Date beyond September 30, 1999 (except to comply with any rule, regulation or interpretation of the Commission or to satisfy the conditions to the Offer).

    THE BOARD. The Merger Agreement provides that promptly after the close of the Offer and the purchase of Shares pursuant thereto, Purchaser will be entitled to designate a majority of the Board of Directors. The Company will, upon request from Purchaser, use its best efforts either to increase the size of the Board of Directors (subject to the provisions of the Company's Certificate of Incorporation) or to secure the resignation of such number of Directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and to use its best efforts to cause such designees to be so elected and to constitute at all times after the expiration date of the Offer (the "Tender Offer Purchase Time") a majority of the Board of Directors. Notwithstanding the foregoing, the Company shall use its reasonable efforts to encourage James F. Clouser and Fred Reugsegger to remain members of the Board of Directors until the Effective Time as defined below. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to enable Purchaser's designees to be elected to the Board of Directors. Purchaser will supply the Company any information with respect to its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

    Following the appointment of the Purchaser's designees to the Board of Directors and prior to the Effective Time, any amendment or termination of the Merger Agreement, any extension of the performance or waiver of the obligations or other acts of Parent, IBA GP or Purchaser, or waiver of the Company's rights under the Merger Agreement, will require the concurrence of a majority of the directors who were directors of the Company before the appointment of Purchaser's designees.

    THE MERGER. At the Effective Time and upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Purchaser shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Purchaser shall cease. The closing of the Merger will take place at a time (the "Closing Time") and on a date which shall be no later than the second business day after satisfaction of all applicable conditions set forth in the Merger Agreement, unless another time, date or place is agreed to in writing. Subject to the terms and conditions set forth in the Merger Agreement, a certificate of merger (the "Merger Certificate") shall be duly executed and acknowledged by Purchaser and the Company and thereafter delivered at the Closing Time to the Secretary of State of the State of Delaware, for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly accepted for record by the Secretary of State of the State of Delaware for filing pursuant to the DGCL, or such later time as Purchaser and the Company may agree upon and set forth in the Merger Certificate (not exceeding 30 days after the Merger Certificate is accepted for filing; the time the Merger becomes effective being referred to herein as the "Effective Time"). Among other consequences of the Merger, at the Effective Time all the properties, rights, privileges, power and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

    The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law. The directors and officers of Purchaser at the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the charter and Bylaws of the Surviving Corporation until the next annual meeting of stockholders and until each such director's successor is duly elected or appointed and qualified, each such officer's successor is duly appointed, as applicable.

    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by any of the Company's subsidiaries, (ii) Shares held by Parent, IBA GP, Purchaser or any of their affiliates and (iii) Dissenting Shares (defined herein)) shall, together with associated Rights by virtue of the Merger, and without any action on the part of Purchaser, the Company or the holder thereof, be converted into and shall have the right to receive the Offer Price, without interest (the "Cash Merger Consideration"). However, if between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Cash Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. At the Effective Time, each Share, then owned by Parent, IBA GP, Purchaser, the Company or any direct or indirect wholly-owned subsidiary of Parent, IBA GP, Purchaser or the Company shall, by virtue of the Merger, be canceled and retired and will cease to exist and no payment shall be made without respect thereto. At the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully-paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

    As of the Effective Time, Purchaser shall deposit with such agent or agents as may be appointed (the "Payment Agent") for the benefit of the holders of Shares the amount of cash necessary to pay the Cash Merger Consideration (such cash is hereinafter referred to as the "Merger Fund") payable in exchange for outstanding Shares.

    At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option," or collectively, "Company Stock Options") issued pursuant to the Company's 1997 Equity Incentive Plan and its Second Amended and Restated 1986 Stock Option Plan (each a "Company Option Plan" or collectively, "Company Option Plans") shall vest in full and the Surviving Corporation shall pay to the holder of each outstanding Company Stock Option an amount equal to the excess, if any, of the Offer Price over the exercise price per Share of such Company Stock Option, less the amount of taxes required to be withheld under U.S. federal, state or local laws and regulations, multiplied by the number of Shares subject to such Company Stock Option.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain customary representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, capitalization, subsidiaries, corporate authorization with respect to the Merger Agreement, reports filed with the Commission, governmental approvals, financial statements, litigation, Year 2000 compliance, amendment to the Rights Agreement (as defined hereinafter), applicability of state takeover statutes and other matters. Purchaser and IBA have also made certain representations and warranties with respect to corporate existence and power, corporate authorization with respect to the Merger Agreement, government consents and approvals, and the availability of funds to finance the Offer and the Merger.

    INTERIM OPERATIONS. The Company has agreed that, from the date of the Merger Agreement until the Closing Time, unless the Parent has consented thereto in writing, the Company shall, and shall cause each of its subsidiaries to (a) conduct its business and operations only in the ordinary course of business consistent with past practice; (b) use reasonable efforts to preserve intact the business, organization, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries and maintain their existing relationships with customers, suppliers and other persons having business dealings with them, the loss of any of which would be reasonably likely to result in a material adverse effect on the Company; (c) use reasonable efforts to keep in full force and effect adequate insurance coverage and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted; (d) not amend or modify its respective charter or certificate of incorporation, by-laws, or other charter or organization documents; (e) not authorize for issuance, issue, sell, grant, deliver, pledge or encumber or agree or commit to issue, sell, grant, deliver, pledge or encumber any shares of any class or series of capital stock of the Company or any of its subsidiaries or any other equity or voting security or equity or voting interest in the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Shares upon exercise of Company Stock Options as then in effect granted to directors, officers, employees and consultants of the Company prior to the date of the Merger Agreement); (f) not (i) split, combine or reclassify any shares of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock, (ii) solely in the case of the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Company's stock, or (iii) repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries; (g) not amend or otherwise modify the terms of any Company Stock Options or the Company Option Plans, the effect of which would be to make such terms more favorable to the holders thereof or persons eligible for participation therein;
(h) other than regularly scheduled seniority increases in the ordinary course of business consistent with past practice, not increase the compensation payable or to become payable to any directors, officers or employees of the Company or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer of the Company or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any material rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or the Company of any of its subsidiaries; (i) not acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock, equity securities or interests, or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person outside the ordinary course of business consistent with past practice or any interest in any real properties (whether or not in the ordinary course of business); (j) not incur, assume or guarantee any indebtedness for borrowed money (including draw-downs on letters or lines of credit) or issue or sell any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (i) renewals of existing bonds and letters of credit in the ordinary course of business not to exceed $1,000,000 in the aggregate and (ii) advances, loans or other indebtedness in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $1,000,000; (k) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any material properties or assets of the Company and its subsidiaries taken as a whole; (l) not authorize or make any capital expenditures (including by lease) in excess of $1,000,000 in the aggregate for the Company and all of its subsidiaries; (m) not make any material change in any of its accounting or financial reporting (including tax accounting and reporting) methods, principles or practices, except as may be required by U.S. GAAP or applicable tax laws; (n) not make any material tax election or settle or compromise any material United States or foreign tax liability; (o) except in the ordinary course of business consistent with past practice, not amend, modify or terminate certain specified contracts or waive, release or assign any material rights or claims thereunder; (p) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries; and (q) except as to subsections (a), (b) and (c) above, not agree or commit in writing or otherwise to do any of the foregoing.

    STOCKHOLDERS MEETING. The Company has agreed that, if required for the Merger under the DGCL, it shall, through its Board of Directors, duly call a meeting of its stockholders for the purpose of considering and approving the Merger Agreement, the Merger and all other transactions contemplated therein. Under the DGCL, if, after consummation of the Offer, Purchaser owns at least 90% of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger. Assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to such options and rights referred to above), if Purchaser were to acquire 3,842,707 pursuant to the Offer (including the Shares that, pursuant to the Stockholders' Agreement are required to be tendered in response to the Offer), the Minimum Condition would be satisfied and the Purchaser and Parent would together own a majority of the Shares outstanding on a diluted basis and would have the votes required to effect the Merger without the vote of any other stockholders following the Tender Offer Purchase Time, the Company will mail to its stockholders an information proxy conforming to the requirements of Schedule 14A under the Exchange Act, regarding a special meeting of the Company's stockholders to be held to consider approval of the Merger. As a result of certain timing requirements under federal and Delaware law, the special meeting of the stockholders would not take place until a number of weeks following the Tender Offer Purchase Time.

    OTHER POTENTIAL ACQUIRERS. Pursuant to the Merger Agreement, the Company has agreed that from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, the Company and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, solicit or encourage submission of, any inquiries, proposals or offers by any person, entity or group (other than IBA and its affiliates, agents and representatives), or participate in any discussions or negotiations with, or disclose any non-public information concerning the Company to, any person, entity or group (other than IBA and its affiliates, agents and representatives), in connection with any "Acquisition Proposal" with respect to the Company. For purposes of the Merger Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Merger Agreement); (ii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity

(except for acquisititions for passive investment purposes only in circumstances where the person or group qualifies for and files a Scheduled 13G with respect thereto); (iii) the adoption by the entity of a plan of liquidation or the declaration or payment of an extraordinary dividend; (iv) the repurchase by the entity of more than 20% of its outstanding shares of voting stock; (v) the acquisition by the entity of direct or indirect ownership of a business whose annual revenue, net income or assets is greater than 20% of the entity; or (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company has agreed to notify IBA as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and as promptly as practicable notify IBA of the terms and conditions of any such Acquisition Proposal. In addition, subject to certain other provisions of the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent or Purchaser); PROVIDED, HOWEVER, that nothing in the Merger Agreement shall prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Except as allowed under this paragraph, the Company's Board of Directors will not withdraw or modify in a manner adverse to Parent or Purchaser its recommendation of the transactions contemplated hereby or approve or recommend any Acquisition Proposal. Notwithstanding the provisions above, prior to consummation of the Offer, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board of Directors' fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish information to, any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Offer and the Merger to the stockholders of the Company from a financial point of view and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based upon the advice of independent financial advisors) is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "Superior Proposal"). Notwithstanding anything to the contrary in the Merger Agreement, the Company will not provide any non-public information to a third party unless: (x) the Company provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the confidentiality agreement with Purchaser and Parent; and (y) such non-public information has been previously delivered to Parent.

    In the event the Company receives a Superior Proposal, nothing contained in the Merger Agreement prevents the Board of Directors of the Company from recommending such Superior Proposal to the Company's stockholders, if the Board of Directors determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law, provided, however, that the Company shall not recommend to its stockholders a Superior Proposal for a period of not less than 72 hours after Parent's receipt of a copy of such Superior Proposal (or a description of terms and conditions thereof, if not in writing).

    The Company shall pay to Parent an amount equal to $7,500,000 (the "Break-Up Fee") if any of the following shall occur: (i) the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Acquisition Proposal by a third party; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer, the Merger Agreement and the Merger; or (iii) the Company shall have failed to include in its Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer. Such Break-Up Fee shall be payable within thirty (30) days of such event.

    DISSENTING SHARES. In the event that dissenters' rights are available in connection with the Merger pursuant to Section 262 of the DGCL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Cash Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due to such stockholders pursuant to Section 262 of the DGCL, unless such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Cash Merger Consideration without any interest thereon. The Company has agreed to give Parent prompt notice of any written demands for appraisal of Shares received by the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demands.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 OF THE DGCL, INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    CONDITIONS TO THE MERGER. The respective obligations of the Company, IBA and Purchaser to effect the Merger are subject to the satisfaction at or prior to the Closing Time of the following conditions: (a) the Merger Agreement, the Merger and the other transactions contemplated thereby shall have been approved by all necessary corporate action of the Company, including, if necessary, adoption by vote of the stockholders of the Company; (b) no governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (and if temporary or preliminary, not vacated within five business days of its entry) which is in effect and which (1) makes the payment of the Cash Merger Consideration illegal or otherwise prohibits or restricts consummation of the Merger or any of the other applicable transactions contemplated thereby, or (2) imposes material limitations on the ability of Parent, IBA GP or Purchaser to acquire or hold or to exercise any rights of ownership of the Surviving Corporation, or effectively manage or control the Surviving Corporation and its business, assets and properties; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and (d) Purchaser shall have purchased Shares pursuant to the Offer.

    TERMINATION. The Merger Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company: (a) by mutual written agreement of the Boards of Directors of IBA and the Company; (b) by either IBA or the Company: (i) if the Offer shall be terminated or expire without any Shares having been purchased pursuant to the Offer; provided, however, that a party shall not be entitled to terminate the Merger Agreement pursuant to this provision if it is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement; and provided, further, however, that if the Offer is not consummated due to a failure to obtain clearance under the HSR Act, Parent may not terminate the Merger Agreement until December 31, 1999 and the Company may not terminate the Merger Agreement until April 1, 2000; (ii) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; (c) by Parent: (i) if the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing; (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer, the Merger Agreement and the Merger, or shall have resolved to do any of the foregoing; (iii) if the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Board of Directors that the stockholders of the Company accept the Offer; (iv) prior to the purchase of the Shares pursuant to the Offer, if the Company is in material breach of any of its covenants or obligations under the Merger Agreement, or any representation or warranty of the Company contained in the Merger Agreement shall have been incorrect, in any material respect, when made; (v) prior to the purchase of Shares pursuant to the Offer, in the event that the conditions to the Offer shall not be satisfied, provided that Parent may not terminate the Merger Agreement due to a failure to obtain clearance under the HSR Act until December 31, 1999; or (vi) after purchase of the Shares pursuant to the Offer, if the Company is in violation or breach of Section 1.3 of the Merger Agreement; (d) by the Company: (i) if the Offer shall not have been commenced in accordance with the Merger Agreement, or Parent or Purchaser shall have failed to purchase validly tendered Shares in violation of the terms of the Offer within ten (10) business days after the expiration of the Offer; provided, however, that the Company shall not terminate the Merger Agreement if it is in material breach of its representations and warranties, covenants, or other obligations under the Merger Agreement; (ii) if the Board of Directors of the Company has resolved to, and in fact does, recommend to the Company's stockholders that they accept a Superior Proposal, provided all provisions of the Merger Agreement have been complied with and the Break-Up Fees have been paid to Parent; (iii) prior to the purchase of Shares pursuant to the Offer, if Parent or Purchaser is in material breach of any of its covenants or obligations under the Merger Agreement, or any representation or warranty of Parent or Purchaser contained in the Merger Agreement in any material respect, when made; or (iv) at any time after March 31, 2000 if the Offer has not been consummated due to a failure to obtain clearance under the HSR Act; provided, however, that the Company shall not be entitled to terminate the Merger Agreement if it is in material breach of its representations and warranties, covenants and other obligations under the Merger Agreement.

    AMENDMENT OF THE MERGER AGREEMENT. The Merger Agreement may be amended by the Company, Purchaser, IBA and IBA GP by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that (i) any such amendment shall be in writing signed by all of the parties, (ii) any such waiver, amendment or supplement by the Company shall be effective as against the Company only if approved by a majority of those directors of the Company then in office who were directors of the Company as of June 10, 1999, or are directors (other than directors designated by Purchaser in accordance with the Merger Agreement) designated by such persons to fill any vacancy, and (iii) after adoption of the Merger Agreement and the Merger by the stockholders of the Company, no amendment that reduces the Merger Consideration or changes the form thereof or changes any other terms and conditions of the Merger Agreement can be made without the further approval of the stockholders of the Company if the changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

THE STOCKHOLDERS' AGREEMENT

    On June 10, 1999, the Stockholders' Agreement was executed by and among Parent, IBA GP, Purchaser and the Selling Stockholders. The following summary of the material terms of the Stockholders' Agreement is qualified in its entirety by reference to the copy of the Stockholders' Agreement filed as an Exhibit to the Schedule 14D-1.

    VOTING OF SHARES. Each Selling Stockholder agrees that during the period commencing as of the date of the Stockholders' Agreement, and continuing until the Closing Time or 45 days after the termination of the Merger Agreement in accordance with its terms, whichever first occurs, each Selling Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially owned by each Selling Stockholder at any meeting of the holders of the Shares, whether owned on June 10, 1999, or thereafter, (i) in favor of approval of the Merger Agreement, all transactions contemplated thereby and any actions required in furtherance of the Merger Agreement or the Stockholders' Agreement (including election of such directors of the Company as Parent is entitled to designate pursuant to the Merger Agreement); (ii) against any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or prevent the Offer or the Merger or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or the Stockholders' Agreement; and (iii) except as specifically requested in writing in advance by IBA, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Stockholders' Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates; (B) a sale, lease, transfer or disposition by the Company or any of its subsidiaries of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or affiliates; (C) (i) any change in the present capitalization of the Company or any amendment of the Company's charter or Bylaws; (ii) any other material change in the Company's or any of its subsidiaries' corporate structure or business; or (iii) any other action that, in the case of each of the matters referred to in clauses (C) (i),
(ii) or (iii), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or the transactions contemplated by the Stockholders' Agreement or the Merger Agreement. None of the Selling Stockholders shall enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in the Stockholders' Agreement.

    IRREVOCABLE PROXY. Effective from June 10, 1999, each Selling Stockholder has agreed to appoint certain officers of Parent, and their respective successors and designees, as true, lawful and irrevocable (until the Closing Time or 45 days after the termination of the Merger Agreement, whichever is earlier) proxies and attorneys-in-fact (with full power of substitution) to vote their Shares, or to grant a consent or approval in respect of such Shares. Each Selling Stockholder granted to Parent and its respective successors and designees an irrevocable proxy coupled with an interest.

    OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. The Stockholders' Agreement contains certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Selling Stockholders as to ownership of their Shares, power and authority.

    TENDER OF SHARES, RESTRICTIONS ON TRANSFER, PROXIES AND
NON-INTERFERENCE. Each Selling Stockholder shall tender his or its Shares in the Offer and shall not withdraw any Shares therefrom unless and until the Merger Agreement is terminated in accordance with its terms without such Shares being purchased by Purchaser pursuant to the Offer. Each of the Selling Stockholders has agreed not, directly or indirectly, to: (i) tender his or its Shares in any other tender offer or exchange offer for the Shares; (ii) except as contemplated by the Stockholders' Agreement or the Merger Agreement, otherwise offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to any interest therein; (iii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iv) take any action that would make any representation or warranty of any such Selling Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Selling Stockholder from performing such Selling Stockholder's obligations under the Stockholders' Agreement.

    OTHER POTENTIAL ACQUIRERS. Pursuant to the Stockholders' Agreement, each Selling Stockholder shall (i) cease existing discussions or negotiations, if any, with any parties conducted on or before June 10, 1999, with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, in his or her capacity as a stockholder of the Company; and (ii) from and after June 10, 1999, until the termination of the Merger Agreement, not, in such capacity, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction or acquisition, or agree to endorse any such transaction or acquisition, or authorize or permit any of the Selling Stockholders' agents to do so, and each Selling Stockholder shall promptly notify Parent of any proposal and shall provide a copy of such written proposal and a summary of any oral proposal to Parent immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal) and thereafter keep Parent advised of any development with respect thereto.

    OPTION. Pursuant to the Stockholders' Agreement, each Selling Stockholder has granted to Parent an irrevocable option (the "Option") to purchase all Shares held of record or beneficially owned by such Selling Stockholder at the Offer Price or such higher price as may be offered by Purchaser in the Offer (the "Option Price"), and Parent may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as defined below); provided that any part thereof not exercised shall expire upon the earliest to occur of (i) the Closing Time, (ii) 45 days after a Purchase Event; or (iii) 45 days after the termination of the Merger Agreement; provided that the expiration date shall not extend beyond March 31, 2000. "Purchase Event" means any of the following events: (i) when any person or group other than IBA, Purchaser or an affiliate thereof acquires the beneficial ownership of more than 20% of the outstanding capital stock of the Company, or right to acquire such capital stock of the Company; (ii) when the Company has entered into agreement or approved or recommended any proposal which provides for the acquisition of 20% or more of the outstanding capital stock of the Company or substantially all of the assets of the Company by any person or group other than IBA, Purchaser or an affiliate thereof; (iii) (A) the failure of the Company's stockholders to approve the Merger Agreement or the transactions contemplated thereby at a meeting called to consider such Merger Agreement, if such meeting shall have been preceded by (x) the public announcement by any Person or group (other than Parent, Acquisition or an affiliate of any of them) of an offer or proposal to acquire, merge or consolidate with the Company, or
(y) the Board of Directors of the Company's publicly withdrawing or modifying, or publicly announcing its intent to withdraw or modify, its recommendation that the stockholders of the Company approve the transactions contemplated by the Merger Agreement or (B) the acceptance by the Company's Board of Directors of, or the public recommendation by the Company's Board of Directors that the stockholders of the Company accept, an offer or proposal from any Person or group (other than Parent, Acquisition or an affiliate of any of them), to acquire 20% or more of the outstanding capital stock of the Company or for a merger or consolidation or any similar transaction involving the Company; (iv) the making of an Acquisition Proposal as described in Section 5.3 of the Merger entitling IBA or the Company to terminate the Merger Agreement pursuant to
Section 9.1 of the Merger Agreement; or (v) any breach by the Selling Stockholders of the Stockholders' Agreement.

    TERMINATION. Except as otherwise provided therein, the Stockholders' Agreement shall terminate upon the earlier of (A) termination of the Merger Agreement in accordance with its terms, or (B) the Effective Time.

13. DIVIDENDS AND DISTRIBUTIONS

    If on or after the date of the Merger Agreement the Company should declare with respect to the Shares, any stock splits or stock dividends or engage in any combinations, recapitalization or the like, then, without prejudice to Purchaser's rights under Section 15 of this Offer to Purchase, the purchase price per Share payable by Purchaser shall be adjusted accordingly.

14. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ NATIONAL MARKET AND EXCHANGE ACT REGISTRATION

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

NASDAQ NATIONAL MARKET INCLUSION

    According to the Nasdaq National Market's current published guidelines, the Shares would not be eligible to be included for continued listing if, among other things, the number of publicly held Shares falls below 750,000, the number of holders of Shares falls below 400, the aggregate market value of such publicly held Shares falls below $5,000,000, or the net tangible assets of the Company fall below $4,000,000. If these standards are not met, the Shares would no longer be admitted to quotation on the Nasdaq National Market. Depending on the number of Shares acquired pursuant to the Offer, price quotations for the Shares may no longer meet the requirements for any continued trading over-the-counter, including the Nasdaq "additional list" or a "local list." If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares over-the-counter is discontinued, the liquidity of and market for the Shares could be adversely affected. Any reduction in the number of Shares that might otherwise trade publicly may have an adverse effect on the market price for or marketability of the Shares and may cause future prices to be less than the Offer Price.

MARGIN REGULATIONS

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

15. CERTAIN CONDITIONS OF THE OFFER

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition. Furthermore, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for, and may delay the acceptance for payment of, or subject to the restrictions referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Merger Agreement, including extending the deadline for tendering Shares, or terminate the Offer, if any of the following events shall occur:

        (A) from the date of the Merger Agreement until the Tender Offer Purchase Time, there shall have occurred any change, event, occurrence or circumstance which, individually or in the aggregate, has a Material Change (as such term is defined in the Merger Agreement) on the Company;

        (B) from the date of the Merger Agreement until the Tender Offer Purchase Time, any governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (and if temporary or preliminary, not vacated within five (5) business days of its entry), except with regard to HSR Act approval which is in effect at the Tender Offer Purchase Time and which (1) makes the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibits or restricts consummation of the Offer, the Merger or any of the other transactions contemplated thereby, (2) imposes material limitations on the ability of Parent, IBA GP or Purchaser to acquire or hold or to exercise any rights of ownership of the Shares, or effectively to manage or control the Company and its business, assets and properties or (3) would result in a Material Change to the Company; PROVIDED, HOWEVER, that the parties shall use reasonable efforts to cause any such decree, judgment or other order to be vacated or lifted as soon as practicable;

        (C) the representations and warranties of the Company set forth in the Merger Agreement shall not (i) have been true and correct in one or more material respects on the date hereof or (ii) except for certain representation and warranties designated in Section 7.1 of the Merger Agreement, be true and correct in one or more material respects as of the scheduled Expiration Date (as such date may be extended) of the Offer as though made on or as of such date or the Company shall have breached or failed in any respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case with respect to clause (ii), (1) for changes specifically permitted by the Merger Agreement and (2) (x) for those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (y) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not, individually or in the aggregate result in a Material Change to the Company;

        (D) from the date of the Merger Agreement until the Tender Offer Purchase Time, the Merger Agreement shall have been terminated in accordance with its terms;

        (E) from the date of the Merger Agreement until the Tender Offer Purchase Time, the Board of Directors of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, (2) approved or recommended any Acquisition Proposal by a third party other than the Offer and the Merger, (3) resolved to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger Agreement or the Merger, the Board of Directors of the Company shall fail to do so within two business days after such request is made;

        (F) from the date of the Merger Agreement until the Tender Offer Purchase Time, any of the consents, approvals, authorizations, orders or permits required to be obtained by the Company, Parent, IBA GP or Purchaser, or their respective subsidiaries in connection with the Offer or the Merger from, or filings or registrations required to be made by any of the same prior to the Tender Offer Purchase Time with, any governmental entity in connection with the execution, delivery and performance of the Merger Agreement (including without limitation the termination or expiration of any applicable waiting period or the receipt of any required clearance under the HSR Act) shall not have been obtained or made or shall have been obtained or made subject to conditions or requirements, which (A) make the acceptance for payment of, or the payment for the Shares illegal or otherwise prohibits or restricts the consummation of the Offer or the Merger or (B) have a Parent Material Adverse Effect (as defined in the Merger Agreement) or result in a Material Change to the Company or (C) impose material limitations on the ability of Parent, IBA GP or Purchaser effectively to manage or control the Company; or

        (G) from the date of the Merger Agreement until the Tender Offer Purchase Time, in the case of HSR Act approval, any governmental entity or court of competent jurisdiction shall have entered a final non-appealable order enjoining consummation of the Merger.

        (H) from the date of the Merger Agreement until the Tender Offer Purchase Time, there shall have occurred (1) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in Belgium or (2) the commencement of a war or armed hostilities involving the United States or Belgium and resulting in a Material Change to the Company or materially adversely affecting (or materially delaying) the consummation of the Offer

    The foregoing conditions (the "Offer Conditions") are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

GENERAL

    Except as described below, Parent is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Parent does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Parent to decline to accept for payment or pay for any Shares tendered. Parent's obligation under the Offer to accept for payment and pay for shares is subject to the Certain Conditions, including conditions relating to legal matters discussed in this Section 16.

ANTITRUST

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

    IBA expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from IBA. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m. New York City time on the 10th day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Litigation seeking similar relief could be brought by private parties.

    Parent does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "THE TENDER OFFER--15. Certain Conditions Of The Offer" for certain conditions to the purchase of the Shares, including conditions with respect to litigation and certain governmental actions.

OTHER REGULATORY CONSENTS

    The Company's gamma radiation facilities are subject to regulation and licensing by the Nuclear Regulatory Commission (the "NRC"). In connection with a change in control of the Company, the approval of the NRC must be obtained. Parent is not aware of any reason that the approval of the NRC will not be obtained on a timely basis. The Company must also obtain the consents of certain regulatory authorities in connection with the change in control of the Company.

STATE TAKEOVER STATUTES

    The Company is incorporated under the laws of the State of Delaware. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

SECTION 203 OF THE DGCL

    Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement, the Stockholders' Agreement and

Purchaser's acquisition of Shares pursuant to the Offer and the Stockholders' Agreement. Therefore, Section 203 of the DGCL is inapplicable to the Offer, the Merger and the Stockholders' Agreement. Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger or the Stockholders' Agreement. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See "THE TENDER OFFER--2. Procedure For Accepting The Offer And Tendering Shares."

SHAREHOLDERS RIGHTS PLAN

    The Company adopted a shareholder rights plan pursuant to a rights agreement on March 31, 1999 between the Company and US Stock Transfer Corporation (the "Rights Agreement"). The Company's Board of Directors has taken all necessary action under the Rights Agreement so that (x) neither the execution or delivery of the Merger Agreement, or the Stockholders' Agreement, nor the consummation of the Offer will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent, IBA GP or Purchaser to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Distribution Date" (as defined in the Rights Agreement) to occur upon any such event and (y) the expiration of the Rights shall occur immediately prior to the Effective Time.

17. FEES AND EXPENSES

    Parent has retained MacKenzie Partners, Inc. to act as the Information Agent and IBJ Whitehall Bank & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Parent has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Parent has retained Bear, Stearns & Co. Inc. as Dealer Manager in connection with the Offer. Parent has also agreed to pay the Dealer Manager customary fees and reimburse the Dealer Manager for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel in connection with its engagement and to indemnify the Dealer Manager against certain liabilities under the federal securities laws. In the ordinary course of its business, the Dealer Manager engages in securities trading, market and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of June 16, 1999, the Dealer Manager had no position in the Shares held for its own account.

    Parent will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent and the Dealer Manager). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by IBA for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. To the extent Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, Purchaser reserves the right to amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of Purchaser or Parent not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, IBA or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

    Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto.

    Purchaser and Parent anticipate that the Company will file with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Board of Directors with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

June 17, 1999

                                   SCHEDULE I
  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, BELGABEAM, IBA GP AND PURCHASER

IBA

    The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted, of each executive officer or director of IBA. Except as otherwise indicated, all of the persons listed below are citizens of the Kingdom of Belgium. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with IBA. Unless otherwise indicated, the principal business address of each director or executive officer is Ion Beam Applications s.a., Chemin du Cyclotron, 3, B-1348 Louvain-la-Neuve, Belgium.

       NAME, CITIZENSHIP AND         PRESENT OCCUPATION OR
     CURRENT BUSINESS ADDRESS             EMPLOYMENT          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------  ---------------------  ------------------------------------------------------
Yves Jongen                          President; Director    President since March 28, 1986. Head of Cyclotron
                                                            Laboratory at the University of Louvain, Belgium from
                                                            July 1, 1970 to March 28, 1986.
Pierre Mottet                        Chief Executive        CEO since January 1, 1995. Executive Vice- President
                                     Officer                from January 1, 1990 to December 31, 1994;
                                                            Vice-President Marketing and Sales from April 15, 1987
                                                            to December 31, 1989.
Eric de Lamotte                      Chief Financial        CFO since February 1, 1991.
                                     Officer
Jean-Louis Bol                       Technical Director     Technical Director since 1992.
Ahmet Cokragan                       Vice President of      Vice President of Marketing and Sales since 1989.
                                     Marketing and Sales
Philippe de Woot de Trixhe           Director               President of the Board since 1987. Professor at the
                                                            University of Louvain-la-Neuve, Belgium. Board Member
                                                            of Generale de Banque, Brussels, Belgium; Glaceries de
                                                            Saint Roch, Brussels, Belgium; Alcatel-Etca,
                                                            Charleroi, Belgium; Bull Belgique.
Ferdinand d'Oultremont               Director               Representative is a Director since 1994. Chairman and
                                                            Manager of Sopartec S.A., a Belgian venture capital
                                                            company, from 1991 to 1999.
Tenet Healthcare Corporation,        Director               United States citizen. Vice-President, Acquisitions
  represented by Donald W. Thayer                           and Development at Tenet Healthsystem and Executive
                                                            Vice-President at Proton Therapy Corp. of America from
                                                            July 1978 to the present.
Belgabeam, represented by Pierre     Director               Representative is CEO of IBA
  Mottet
Institut des Radioelements,          Director               Financial Manager at Institut des Radio Elements,
  represented by Nicole Destexhe                            Fleurus, Belgium, since January 1991.
Banque Bruxelles Lambert             Director               Managing Director of Brussels office and Private
  represented by                                            Banking at Banque Bruxelles Lambert.
  Jacques de Vaucleroy
Nivelinvest, represented by          Director               Executive President and CEO at Nivelinvest S.A., a
  Jean-Pierre Dubois                                        venture capital company, since December 1994.

BELGABEAM

    The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Belgabeam. Except as otherwise indicated, all of the persons listed below are citizens of the Kingdom of Belgium. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Belgabeam. Unless otherwise indicated, the principal business address of each director or executive officer is Ion Beam Applications s.a., Chemin du Cyclotron, 3, B-1348 Louvain-la-Neuve, Belgium.

       NAME, CITIZENSHIP AND         PRESENT OCCUPATION OR
     CURRENT BUSINESS ADDRESS             EMPLOYMENT          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------  ---------------------  ------------------------------------------------------
Yves Jongen                          Chairman of the Board  President of IBA since March 28, 1986. Head of
                                                            Cyclotron Laboratory at the University of Louvain,
                                                            Belgium from July 1, 1970 to March 28, 1986.

Pierre Mottet                        Director               CEO of IBA since January 1, 1995. Executive
                                                            Vice-President at IBA from January 1, 1990 to December
                                                            31, 1994; Vice-President Marketing and Sales at IBA
                                                            from April 15, 1987 to December 31, 1989.

Eric de Lamotte                      Director               CFO at IBA since February 1, 1991.

Jean-Louis Bol                       Director               Technical Director at IBA since 1992.

Ahmet Cokragan                       Director               Vice President of Marketing and Sales

IBA GP

    There are two partners of IBA GP: IBA and IBA Participations SPRL, a Belgian limited liability company ("Participations"). Information concerning the executive officers and directors of IBA is set forth above. Pierre Mottet and Eric de Lamotte are Director and Administrator, respectively, of Participations. The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Participations. Except as otherwise indicated, all of the persons listed below are citizens of the Kingdom of Belgium. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with IBA GP. Additional information for Messieurs Mottet and de Lamotte is set forth above.

PURCHASER

    The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the Kingdom of Belgium. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Purchaser. Unless otherwise indicated, the principal business address of each director or executive officer is Ion Beam Applications s.a., Chemin du Cyclotron, 3, B-1348 Louvain-la-Neuve, Belgium.

       NAME, CITIZENSHIP AND         PRESENT OCCUPATION OR
     CURRENT BUSINESS ADDRESS             EMPLOYMENT          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------  ---------------------  ------------------------------------------------------

Yves Jongen                          Secretary              President of IBA since March 28, 1986. Head of
                                                            Cyclotron Laboratory at the University of Louvain,
                                                            Belgium from July 1, 1970 to March 28, 1986.

Pierre Mottet                        President              CEO of IBA since January 1, 1995. Executive
                                                            Vice-President at IBA from January 1, 1990 to December
                                                            31, 1994; Vice-President Marketing and Sales at IBA
                                                            from April 15, 1987 to December 31, 1989.

Eric de Lamotte                      Treasurer              CFO of IBA since February 1, 1991.

                                    ANNEX A

TEXT OF SECTION 262 OF TITLE B, CHAPTER 1, SUB-CHAPTER IX OF THE DELAWARE GENERAL CORPORATION LAW 262

                                APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof;

       (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of SUCH STOCKHOLDER'S shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of SUCH STOCKHOLDER'S shares shall deliver to the Corporation, before the taking of the Note on the merger or consolidation, a written demand for appraisal of such STOCKHOLDERS shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of SUCH STOCKHOLDER'S shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if, given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

       (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders' shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw SUCH STOCKHOLDER'S demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received by and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after SUCH STOCKHOLDER'S written request for such a statement is received the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall taken in to account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceedings. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceedings, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted SUCH STOCKHOLDER'S certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that SUCH STOCKHOLDER is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of SUCH STOCKHOLDER'S demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                      (This page intentionally left blank)

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                      IBJ Whitehall Bank and Trust Company

          BY MAIL:                 BY OVERNIGHT COURIER:                BY HAND:
         P.O. Box 84              One State Street Plaza         One State Street Plaza
    Bowling Green Station           New York, NY 10004             New York, NY 10004
   New York, NY 10274-0084      Attn: Securities Processing    Attn: Securities Processing
    Attn: Reorganization                  Window                         Window
    Operations Department          Subcellar One (SC-1)           Subcellar One (SC-1)

     BY FACSIMILE TRANSMISSION:
  (FOR ELIGIBLE INSTITUTIONS ONLY)             CONFIRM BY TELEPHONE:
           (212) 858-2611                         (212) 858-2103

    Any questions or requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone number listed below. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue

                               New York, NY 10010

                           Toll Free: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                            Bear, Stearns & Co. Inc.
                                245 Park Avenue
                               New York, NY 10167
                           Toll Free: (888) 293-1889